Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Devon Energy Corporation:
     We consent to the incorporation by reference in the registration statements (File No. 333-68694, 333-47672, 333-44702, 333-104933, 333-104922, 333-103679, 333-159796 and 333-127630) on Form S-8 and the Registration Statement (File No. 333-156025) on Form S-3 of Devon Energy Corporation of our report dated February 24, 2010, with respect to the consolidated balance sheets of Devon Energy Corporation as of December 31, 2009 and 2008, and the related consolidated statements of operations, comprehensive (loss) income, stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2009, and the effectiveness of internal control over financial reporting as of December 31, 2009, which report appears in the December 31, 2009 annual report on Form 10-K of Devon Energy Corporation.
KPMG LLP
Oklahoma City, Oklahoma
February 24, 2010